Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors

Harvard Bioscience Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-53848) on Form S-8 of Harvard Bioscience Inc., and subsidiaries of our report dated March 3, 2003, except as to Note 22, which is as of March 12, 2003, with respect to the consolidated balance sheets of Harvard Bioscience Inc., and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders’ equity (deficit) and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002, annual report on Form 10-K of Harvard Bioscience Inc., and subsidiaries.

Our report refers to the adoption of Statement of Financial Accounting Standards (“SFAS”) 142, “Goodwill and Other Intangible Assets” as required for goodwill and intangible assets resulting from business combinations consummated prior to June 30, 2001.

/s/ KPMG LLP

Boston, Massachusetts

March 31, 2003